EXHIBIT 21
Subsidiaries of the Parent Company

The following bank subsidiaries are national banks and are organized under the laws of the United States:

     Associated Bank, National Association
     Associated Bank Minnesota, National Association
     Associated Trust Company, National Association

The following bank subsidiary is a state bank organized under the laws of the State of Illinois:

     Associated Bank Chicago

The following thrift subsidiary is a national thrift organized under the laws of the United States:

     First Federal Capital Bank

The following non-bank subsidiaries are organized under the laws of the State of Arizona:

     Banc Life Insurance Corporation
     First Reinsurance, Inc.

The following non-bank subsidiary is organized under the laws of the State of California:

     Mortgage Finance Corporation

The following non-bank subsidiaries are organized under the laws of the State of Minnesota:

     Employer’s Advisory Association, Inc., d/b/a CFG Employer’s Services, Inc.
     Financial Resource Management Group, Inc., d/b/a CFG Financial Services, Inc.
     Riverside Finance, Inc.

The following non-bank subsidiaries are organized under the laws of the State of Nevada:
ASBC Investment Corp.	ASBC Investment Corp – Illinois
ASBC Investment Corp-Minnesota	Associated Green Bay Investment Corp.
Associated Illinois Investment Corp.	Associated Minnesota Investment Corp.
First Cap Holdings, Inc.

The following non-bank subsidiary is organized under the laws of the State of Vermont:

     FF Mortgage Reinsurance, Inc.

The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:
Associated Commercial Finance, Inc.	Associated Financial Group, LLC
Associated Illinois Real Estate Corp.	Associated Investment Management, LLC
Associated Investment Services, Inc.	Associated Minnesota Real Estate Corp.
Associated Mortgage, Inc.	Associated Wisconsin Real Estate Corp.
First Enterprises, Inc.	IQuity Group, LLC